Exhibit 5.4

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10 and any amendment thereto (the “Form F-10”) of HudBay Minerals Inc., I, Robert Carter, hereby consent to the use of my name in connection with the references to the scientific and technical information relating to HudBay Minerals Inc.’s mineral properties contained in or incorporated by reference on the Form F-10.

Date: July 1, 2014

	By:	/s/ Robert Carter
Robert Carter, P. Eng.